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                               October 23, 2006



Securities and Exchange Commission
Washington, DC 20549

             RE: GRAYBAR ELECTRIC COMPANY, INC. AND VOTING TRUSTEES UNDER VOTING TRUST AGREEMENT
                    REGISTRATION STATEMENT ON FORM S-1
                    (REGISTRATION NOS. 333-137249 AND 333-138035)


Gentlemen:

                  We hereby withdraw our previously submitted request for acceleration of the effective date of the above-captioned Registration Statement so that it may become effective at 9:00 a.m. on October 23, 2006, or as soon thereafter as practicable. We will submit a revised request for acceleration at a later date. We apologize for any inconvenience.


                                        Sincerely,

                                        GRAYBAR ELECTRIC COMPANY, INC.


                                        By: /s/ T. F. Dowd
                                            -----------------------------------
                                            T. F. Dowd, Senior Vice President,
                                            Secretary and General Counsel

                                        VOTING TRUSTEES


                                        /s/ R. A. Reynolds, Jr.
                                        ---------------------------------------
                                        R. A. Reynolds, Jr.


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                                        /s/ D. E. DeSousa
                                        ---------------------------------------
                                        D. E. DeSousa

                                        /s/ L. R. Giglio
                                        ---------------------------------------
                                        L. R. Giglio

                                        ---------------------------------------
                                        T. S. Gurganous

                                        /s/ R. D. Offenbacher
                                        ---------------------------------------
                                        R. D. Offenbacher